EXHIBIT 99.2

SIMPLE TECH

SIMPLETECH Update Conference Call

Leader, Mitch Gellman

ID #8229666

06/16/04

Date of Transcription: June 18, 2004

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Operator:	Good afternoon, my name is Page and I will be your conference facilitator today. At this time I would like to welcome everyone to the Simple Tech Update Conference Call. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone key pad. If you would like to withdraw your question, press the pound key. Thank you. Mr. Gellman, you may begin your conference.

Mitch Gellman:	Thank you Paige. And thanks all of you for joining us today for this update call. With me today are Manouch Mashayedi our Chief Executive Officer and Chairman of Board of Simple Tech, and Dan Moses our Chief Financial Officer. Dan is also a member of our board.

During this call today we will make projections and forward looking statements including among other things statements regarding the company’s future financial performance, the flash view and stacking and markets, and the performance of our company to date. Investors are caution at these statements and predictions for actual results or events may differ materially. We refer you to our company filings with the SEC, which continue to identify important list factors that could cause actual results to differ materially from those contained in our forward looking statements. The filings are available under the category SEC filings, investor relation section, and our website which is SIMPLETECH.com.

If you have not received today’s new release you can access it now at our website. Click on investor relations and then the alpha listing of drop downs, news releases, financial, and of course you will find a release with today’s date.

By now I’m sure many of you, or most of you, have seen our new release that we put out a short time ago today, just after market closed, announcing the closure of our Xiran division, revision of our revenue guidance for the second quarter 2004, and also the news that our board had approved a stock repurchase program. We would like to open this conference up to questions, your questions, which Manouch and Dan, and I will be glad to answer for you. So, we certainly would like to open that up now, Paige.

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Operator:	At this time I would like to remind everyone, in order to ask a question simply press the number one, star then the number one on your telephone key pad.

Your first question comes from Eric Homburg [PHONETIC] from Thomas Weisel Partners.

Eric Homburg:	This is actually Omni [PHONETIC] in for Eric, how are you doing?

Male Speaker:	How are you doing Omni?

Omni:	I just wanted to get a couple questions in. I’m trying to figure out how much of the revenue miss is attributable to the DRAM Business, and how much of it would be from the flash side?

Male Speaker:	Yeah, it’s roughly about a 50/50 split on the miss, maybe a little more on the flash side. We kind of started in mid Q1 looking at some of our flash programs, especially in the retail stage. And based on the current pricing dynamics that we’ve experienced the first two months of this year, we determined that continuing to sell in the flash retail space was a loosing proposition for us. So, we began to shut down some of that business in Q1 accelerated that program a little bit into Q2.

So, on the flash side, the business that has gone away was not profitable business that we expected to have. And Q2 was break even at best. So, that’s probably fifty, fifty-five percent of the decrease. The balance of it would be on the DRAM kind of stack it on stack side.

Omni:	On the flash side, just as a follow up, is that, are you basically saying that you’re having trouble sourcing cheap flash, or is this a, do you think there’s sort of weak in market demand?

Manouch Mashayedi:	No, this is Manouch. We don’t see any weak in market demand, however we’ve seen about a surge of flash in the past, ninety days FICA’s coming down forty to fifty percent in some instances. And since we have decided to pull out of our some impossible businesses in retail markets specifically we decided not to reengage

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in those customers and we supply them and put inventory on their shelves knowing that we would be subject to price protection during the quarter. So, during the quarter we did not purchase enough flash to have a substantial inventory on our hand, and we replenished inventory to our customers. So, inventory of flash is at this point very, very lean at what we have, and we basically stayed out of the volatized part of the market, hardware. Now we have seen the flash being highly available at very low prices where we can engage some of our customers again. And right now we are teaming up to get back into some of these businesses one more time.

Omni:	So, that’s said you think your flash revenues will grow in the third quarter?

Male Speaker:	We think so, yes.

Omni:	Okay, and just a last question. You know how are your gross margin expectations trending for second quarter? Have you guys been able to get a handle on that?

Male Speaker:	Yeah, they’ve been pretty similar to what we expected with the exception of the one off. For example we’re going to write off some inventory related to Xiran. I think it’s about $1.6 million. So, taking that out, the margins are pretty much what we expected, maybe slightly lower but pretty much on par with what we were expecting.

Male Speaker:	The reason why it might be a little bit lower is because we have purged basically all of our inventory of flash out of our system. And so right now [Unintelligible], all of our inventory is down by $10 million dollars over the quarter.

Male Speaker:	Yeah we ended at Q1 with about net of about thirty-eight and we expect that to be down at least $10 million.

Omni:	All right thank you.

Operator:	Your next question comes from Michael Freedman with RBC.

Michael Freedman:	Afternoon gentlemen. I guess further to that question, given that the DRAM business is kind of a cost fuss business to some extent,

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and Dan as you said the flash business at retail you walked away from was break even at best. Is it fair to extrapolate that when we see the earnings numbers for the quarter, it might not be quite as eye popping as the revenue decrease?

Male Speaker:	Yeah, I think that’s a good assumption with the exception with the one off expense related to the closure around, which we expected. It’s going to be somewhere in the $3 ½ million dollar ball park. If you extract that out, I agree, I think that most of the decrease in revenue was kind of break even business.

Male Speaker:	Basically unprofitable business that we’ve gotten out of. I don’t think that the numbers on the bottom line are going to change that much.

Male Speaker:	Right.

Michael Freedman:	Okay, and you know just as a follow up, I mean if there any disappointment, I know you guys were trying hard to, you know, extract any value of possible from Xiran, or from the at least the iSCSI piece [PHONETIC]? Is there any disappointment in not being able to extract any value? I mean I know you’ve got to do what you’ve got to do for shareholders?

Male Speaker:	Yeah, the thing is basically after re-studying and re-looking at the market one more time, talking to potential strategic partners, talking to venture capital guys [PHONETIC]. I think that the conclusion was that the market was going to get to a revenue area in about a year and half to two years. And at that point, we thought, okay that’s another $20 million dollars of investment on our part, and we are not ready to make that sort of commitment into this market at this point. And we would rather take the $2 million bucks a quarter or so loss that we’ve got and invest it back into Simple Tech, and see what we can do with it here. So, I think at this point, we’ve made the best judgment possible for Simple Tech and its shareholders, and I think it’s a good decision.

Michael Freedman:	Thank you.

Operator:	Your next question comes from the line of Brad Burg [PHONETIC] with Sandler Capital.

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Brad Burg:	Hello, just one quick question on the closure of Xiran. How long before you realized the savings of $2 million a quarter?

Male Speaker:	Beginning of next quarter. We’ve got some severance paid that we’ve paid out for this quarter.

Brad Burg:	Okay.

Male Speaker:	The closure has been made already today. So, immediately July 1st, the efficiencies will be realized.

Brad Burg:	Okay, thank you very much.

Male Speaker:	Okay.

Operator:	Your next question comes from the line of Richard Sadaro [PHONETIC] with Kennedy Capital.

Richard Sadaro:	Hey Dan. How many shares did you sell in the secondary when the stock was up?

Male Speaker:	Company shares were $8.1 million.

Richard Sadaro:	Why wouldn’t you just buy back the full $8.1 million at four that you sold at seven essentially shorting your stock buying back by cheaper given the history with the acquisitions of Xiran? How do you make us feel comfortable that that cash is going to be used properly in the next acquisition versus just reducing the $50 million shares down to forty-two or something?

Male Speaker:	Sure, a couple different questions there. The first one is on the buy back; the board has authorized the company to buy back, use up to $15 million dollars to buy back shares. The management will look at where we are at. We also have some restraints about what points in time, as far as being in a black-out before earnings that we can actually start to buy back. But the company will take this very seriously, and look into buying back shares if we think that’s the best thing for shareholders and for the company.

As far as future acquisitions, I would say the company has learned a very big lesson about going after acquisitions that have a very long to appreciate level. I think that is something that we would

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hesitate to do in the future. The acquisitions that we are looking at now, are companies with established revenue lines that are in the memory space, and those are the type of acquisitions that we will concentrate on now. Where potentially if we do an acquisition it would be a product line that we could typically manufacture in our existing capacity, add some sales function, and some customer names. And be able to almost immediately bring in an increase to the bottom line.

Richard Sadaro:	How long, you sound like you have pretty well narrowed down a list here. How long until you think you would actually do another deal?

Male Speaker:	Well we’re looking constantly. It’s something we look at every month, and we have for since we’ve been public at different deals. And you know actually making a deal that makes sense is actually much more difficult. So we’re constantly looking, there are companies we are looking at now. But at the end of the day it has to be the right price, and it has to be the right fit. So, we may do some deals, we may not do some deals. We have, we’ll just kind of take them one by one, and see if it makes sense for the company.

Richard Sadaro:	Well can you guys talk about, I know it’s impossible to predict, what you’re seeing capacity wise and the outlook in the DRAM and the flash market? What the kind of dynamics you guys are seeing, and also you had talked about possibly investing in one of these companies, not investing, but to work with one of these companies and have a partnership to sell some of the flash, if it was competitive? And what are you seeing on that, is that not going to be a possibility down the road, and also just kind of your outlook on DRAM and Flash?

Manouch Mashayedi:	Yeah, right now on Flash, this is Manouch, we are seeing a huge amount [Unintelligible] coming on line specifically from Samsung and SJ Michael Hinex [PHONETIC] combination. So, we don’t see the need at this point to go further with a potential investment in that sort of a product line, because we think we can actually get the right pricing for what we need and the amount of parts we need to go forward. We are seeing pressure on flash pricing, right now one GB parts, we’re seeing them at $13.00 now, same as [Unintelligible] with twenty-one about sixty days ago. So, prices are basically getting crushed on the flash and I think at the end of

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the day, we’ll be able to take advantage of the situation in Flash and sort of basically have the playing field be a, you know, a level playing field for us. We can compete with our major competitor on that. So, on the flash side, I don’t think we need to have a strategic type of a, you know investment into these flash lines in order to get what we need.

On the DRAM side, we are seeing shortages of different types of DRAM since the beginning of this year. And however the major DRAM that we need is the basic part is available for most of the DRAM vendors. The one part that we need for stacking, that’s a bit harder to get so we need to forecast for it, and we have to make sure that we feel confident that we are told the forecast to get those for us.

However on the [Unintelligible] MB parts, we’re seeing good amounts of parts available in the market and more and more becoming available also.

Richard Sadaro:	If I run the numbers right, even taking the $2 million out with the sort of revenues, is that a break even to a loss? Or you loose a couple, actually you’d loose money, or how are you guys looking at that?

Male Speaker:	Are you talking about a go forward basis Q3, Q4?

Richard Sadaro:	Well I guess you didn’t give guidance for Q3 and Q4. And I didn’t see you gave guidance for Q2 for the bottom line, but I guess I’ll need to change my model here. So, what’s you guys thoughts on going forward, I mean, giving out this expense at this level, revenue level, are you guys still making money or not?

Male Speaker:	Yeah, absolutely. Yeah the thought of this, you know we were making money last quarter before nominally with the $2 million in the operating expense line and the goals for us is obviously going forward is to continue to try to pull profits every quarter.

Richard Sadaro:	Okay.

Male Speaker:	The key is the revenue drop that you see is basically the revenue that wasn’t really making us any profit anyway.

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Richard Sadaro:	Okay, thanks guys.

Operator:	Your next question comes from the line of Brendan Furlong with Miller and Tubick [PHONETIC].

Brendan Furlong:	Good afternoon gentleman. Could you place some color on the [Unintelligible] ram business? You know are your customers bleeding down from the inventory that they built the last you know two or three quarters? You know you’ve had some nice close there the last couple of quarters, are they pulling back on that? Is that part of the reason too? Thanks.

Male Speaker:	Actually we are not seeing any pull back on the OEM fund of our stacking customers. Those guys are still using up as much as they can get their hands on, and the sixty-four by four that I mentioned to you, that is typically for the stacking type of product. However because of the jump at the beginning of this quarter, the jump in DRAM pricing, we saw a little pull back on the consumer side using an option of one GB modules and customers being satisfied with a 512 MB or 256 MB that came with the machine. So they did not upgrade to the one GB that we usually sell on the consumer side. So, much of the revenue drop on the stacking is from the consumer end of the business. Our two major OEM customers have not stopped buying the stacking product, and in fact as a matter of fact, they don’t have that much inventory on the shelf.

Brendan Furlong:	Okay, thanks a lot.

Operator:	And your last question comes from the line of Oleta Chung [PHONETIC] with Smith Barney.

Craig Ellis:	Hi it’s actually Craig Ellis with Smith Barney. I just wanted to follow up on the comments earlier on the man pricing being down forty to fifty percent. Can you just clarify that a little bit in terms of how that has evolved as we’ve gone through the quarter? I took it that was retail pricing?

Male Speaker:	That is not only retail pricing but the ship pricing. For example one big ship price to us at the end of the first quarter was $21.00, and that was from major manufacturers of Flash. Today that same exact price is $13.00. And also on the retail end, we are seeing a 256 MB a bite card going from basically $50.00 to $36.99 per card

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on the retail side. So, prices have dropped and we’ve looked it, we’ve observed it, and we saw that there is no point for us to get into this market at this point. And for a couple of million dollars worth of inventory, or five million dollars worth of inventory on our customer’s shelves and then have to write them a check for 40% of that value.

Craig Ellis:	I’m sorry, go ahead. And just to follow up, what have you seen with retail product inventory levels during the quarter, have those been building? And secondly, what have you seen with demand as you’ve gone through the quarter, has it been picking up, or is it deteriorating, what projectors have you seen?

Male Speaker:	Well from the major customers, the demand has deteriorated a little bit because before when the prices of flash were stable, people were thinking they had no risk in building of inventory or bringing inventory in. But as the risk goes up and they see that the prices are dropping on a daily basis, they pull back a little bit on their forecast and what they’re bringing into their inventory. So therefore it creates a shortage of demand on parts as a whole, because no one is willing to put that much inventory on the shelf if they’re taking a risk themselves.

At the end of the day, I don’t think the actual demand of flash has gone down. I think digital cameras are still selling, [Unintelligible] are still selling, hand sets are still selling, and the demand is still there. But a lot of the increases in revenues that you saw from some of our competitors was basically putting in more and more inventory of the shelves of either new customers or filling up existing shelves that they had with more and more products. So, I don’t think that has much to do with the actual end in demand of flash.

Craig Ellis:	But overall we may see some, maybe more broadly inventory liquidation as we get to July results announcements, it sounds like you’re saying?

Male Speaker:	Actually I think that is definitely a possibility, and we’re not only seeing it from our competitors but also from the original flash manufacturers who are building it. Who are frankly building up inventories at the factory and they are willing to let go of the flash chips at much cheaper prices than they did at just eight weeks ago.

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Craig Ellis:	Okay, thank you.

Operator:	At this time there are no further questions.

Male Speaker:	Well thank you very much for joining us today.

Male Speaker:	Thank you.

Operator:	This concludes today’s conference call. You may all disconnect.

[END OF CONFERENCE CALL]